Exhibit 5.1

Akerman LLP
One Southeast Third Avenue
Suite 2500
Miami, FL 33131-1714
Tel: 305.374.5600
Fax: 305.374.5095

May 21, 2015

NV5 Holdings, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

Re: Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NV5 Holdings, Inc., a Delaware corporation (the “Company”), in connection with your filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “462(b) Registration Statement”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The 462(b) Registration Statement incorporates by reference the Company's Registration Statement on Form S-3 (File No. 333-198113) filed with the Commission on August 13, 2014 (as amended on August 25, 2014, the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statement”). This opinion is furnished to you in connection with your filing of the 462(b) Registration Statement, which is registering the offering by NV5 Holdings, Inc., a Delaware corporation (the “Company”), of up to $5,360,000 of shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

The Shares have been duly authorized and, when the price upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

akerman.com

NV5 Holdings, Inc.

May 21, 2015

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Rule 462(b) Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered solely to you in connection with the above matter.

Very truly yours,

/s/ AKERMAN LLP